N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Aggressive Growth Fund
                72DD            73A             74U             74V
                Dollar          Per Share       Shares
        Distributions   Distributions   Outstanding     NAV

Class A 0               0               7,265,632       16.82
Class B 0               0               1,501,924       15.06
Class C 0               0                  275,206      15.00
Class I 0               0                  468,899      17.59